-----------------------------                                                                          -----------------------------
|          FORM 4           |                  U.S. SECURITIES AND EXCHANGE COMMISSION                 |        OMB APPROVAL       |
-----------------------------                          Washington, D.C. 20549                          |----------------------------
[_]  Check this box                                                                                    | OMB Number:     3235-0287 |
     if no longer subject            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES        | Expires: January 31, 2005 |
     to Section 16. Form 4                                                                             | Estimated average burden  |
     or Form 5 obligations           Filed pursuant to Section 16(a) of the Securities Exchange        | hours per response....0.5 |
     may continue. See                Act of 1934, Section 17(a) of the Public Utility Holding         -----------------------------
     Instruction 1(b).                       Company Act of 1935 or Section 30(h) of the
                                                   Investment Company Act of 1940
(Print or Type Responses)
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| 1. Name and Address of              | 2. Issuer Name and Ticker or Trading Symbol| 6. Relationship of Reporting Person(s)        |
|    Reporting Person*                |                                            |     to Issuer (Check all applicable)          |
|                                     |                                            |                                               |
|                                     |Corrections Corporation of America (CXW)    |    |_| Director             |_| 10% Owner     |
|MDP Ventures II LLC                  ----------------------------------------------    |_| Officer (give title  |x| Other (1)     |
--------------------------------------  3. IRS                  | 4. Statement for |                 below)                        |
|   (Last)     (First)    (Middle)    |    Identification       |    Month/Day/Year|                                               |
|                                     |    Number of            |                  |                                               |
                                      |    Reporting            |    July 2002     |                                               |
|c/o Millennium Partners              |    Person, if an        --------------------------------------------------------------------
|1995 Broadway                        |    entity               | 5. If Amendment, | 7. Individual or Joint/Group Filing           |
---------------------------------------    (voluntary)          |    Date of Orig- |        (Check Applicable Line)                |
|              (Street)               |                         |    inal (Month/  |                                               |
|                                     |                         |    Day/Year)     |    |_| Form filed by One Reporting Person     |
|                                     |                         |                  |    |x| Form filed by More than One Reporting  |
|New York, NY  10023                  |                         |                  |        Person                                 |
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|    (City)      (State)      (Zip)   |      Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned     |
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| 1.                  | 2.      | 2A.     | 3.        | 4.                                  | 5.            | 6.        | 7.       |
| Title of Security   | Trans-  | Deemed  | Trans-    | Securities Acquired (A)             | Amount of     | Owner-    | Nature of|
| (Instr. 3)          | action  | Execu-  | action    | or Disposed of (D)                  | Securities    | ship      | Indirect |
|                     | Date    | tion    | Code      | (Instr. 3, 4 and 5)                 | Beneficially  | Form:     | Bene-    |
|                     |         | Date,   | Instr. 8) |                                     | Owned Follow- | Direct    | ficial   |
|                     | (Month/ | if any  --------------------------------------------------- ing Reported  | (D) or    | Owner-   |
|                     | Day/    | (Month/ |       |   |                |(A)|                | Transaction(s)| Indirect  | ship     |
|                     | Year)   | Day/    |       |   |                |or |                | (Instr. 3     | (I)       | (Instr.  |
|                     |         | Year)   | Code  | V |     Amount     |(D)|     Price      |  and 4)       | (Instr.4) |  4)      |
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|Common Stock,        |         |         |       |   |                |   |                |               |           |          |
|par value $.01 per   |         |         |       |   |                |   |                |               |           |          |
|share                |7/26/02  |         |   P   |   |     100        |(A)|     $11.99     |  28,587       | (2)(3)    | (2)(3)   |
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|Common Stock,        |         |         |       |   |                |   |                |               |           |          |
|par value $.01 per   |         |         |       |   |                |   |                |               |           |          |
|share                |7/26/02  |         |   P   |   |   4,200        |(A)|     $12.00     |  28,587       | (2)(3)    | (2)(3)   |
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|Common Stock,        |         |         |       |   |                |   |                |               |           |          |
|par value $.01 per   |         |         |       |   |                |   |                |               |           |          |
|share                |7/26/02  |         |   P   |   |   3,000        |(A)|     $12.20     |  28,587       | (2)(3)    | (2)(3)   |
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|Common Stock,        |         |         |       |   |                |   |                |               |           |          |
|par value $.01 per   |         |         |       |   |                |   |                |               |           |          |
|share                |7/29/02  |         |   P   |   |  10,000        |(A)|     $12.45     |  28,587       | (2)(3)    | (2)(3)   |
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|Common Stock,        |         |         |       |   |                |   |                |               |           |          |
|par value $.01 per   |         |         |       |   |                |   |                |               |           |          |
|share                |7/30/02  |         |   P   |   |   5,000        |(A)|     $12.00     |  28,587       | (2)(3)    | (2)(3)   |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
|                     |         |         |       |   |                |   |                |               |           |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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| FORM 4 (continued)                Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                 |
|                                           (e.g., puts, calls, warrants, options, convertible securities)                         |
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|1.                                |2.         |3.      |3A.     |4.     |5.                                     |6.               |
|Title of Derivative Security      |Conversion |Trans-  |Deemed  |Trans- |Number of Derivative Securities        |Date Exer-       |
|(Instr. 3)                        |or Exercise|action  |Execu-  |action |Acquired (A) or Disposed of (D)        |cisable and      |
|                                  |Price of   |Date    |tion    |Code   |(Instr. 3, 4 and 5)                    |Expiration       |
|                                  |Derivative |(Month/ |Date,   |(Instr.|                                       |Date             |
|                                  |Security   |Day/    |if any  | 8)    |                                       |(Month/Day/      |
|                                  |           |Year)   |(Month/ |       |                                       |Year)            |
|                                  |           |        |Day/    |       |                                       |------------------
|                                  |           |        |Year)   |       |                                       |Date    |Expi-   |
|                                  |           |        |        |-----------------------------------------------|Exer-   |ra-     |
|                                  |           |        |        |     | |                   |                   |cis-    |tion    |
|                                  |           |        |        | Code|V|        (A)        |        (D)        |able    |Date    |
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                                                                                                                    Page 2 of 4 Pages

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| FORM 4 (continued)               Table II (continued) -- Derivative Securities Acquired, Disposed of, or Beneficially Owned      |
|                                              (e.g., puts, calls, warrants, options, convertible securities)
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|1.                              |7.                                      |8.          |9.                   |10.      |11.        |
|Title of Derivative Security    |Title and Amount of Underlying          |Price of    |Number of Derivative |Ownership|Nature of  |
|(Instr. 3)                      |Securities (Instr. 3 and 4)             |Derivative  |Securities Bene-     |Form of  |Indirect   |
|                                |                                        |Security    |ficially Owned       |Deriv-   |Beneficial |
|                                |                                        |(Instr. 5)  |Following Reported   |ative    |Ownership  |
|                                |                                        |            |Transaction(s)       |Security:|(Instr. 4) |
|                                |                                        |            |(Instr. 4)           |Direct   |           |
|                                |                                        |            |                     |(D) or   |           |
|                                |----------------------------------------|            |                     |Indirect |           |
|                                |                    |     Amount or     |            |                     |(I)      |           |
|                                |                    |     Number of     |            |                     |(Instr.  |           |
|                                |        Title       |     Shares        |            |                     |4)       |           |
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|Explanation of Responses:

| (1) The reporting persons are members of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock, par value $.01 per share.

| (2) These securities are directly owned by MDP Ventures II LLC ("MDP Ventures"). Millennium Development Partners II LLC
    ("Millennium Developments Partners") has an indirect beneficial interest in these securities in its capacity as managing member of MDP Ventures. Christopher M. Jeffries has an indirect beneficial interest in these securities in his capacity as the holder of a majority of the limited liability company interests of Millennium Development Partners.

| (3) The reporting persons disclaim beneficial ownership in the securities of the issuer except to the extent of their pecuniary interest, if any, therein.

|
|
|                                                                      MDP Ventures II LLC
**   Intentional misstatements or omissions of facts               By: /s/ Steven L. Hoffman                    February 20, 2003
     constitute Federal Criminal Violations. See 18 U.S.C.             -------------------------------          ------------------
     1001 and 15 U.S.C. 78ff(a).                                       Name:  Steven L. Hoffman                       Date
                                                                       Title: Vice President

                                                                                                                   Page 3 of 4 Pages

                                             CONTINUATION SHEET RELATING TO JOINT FORM 4
                                                    FILED BY MDP VENTURES II LLC

                                                       JOINT FILER INFORMATION

DESIGNATED FILER:                                     MDP Ventures II LLC

ISSUER & TICKER SYMBOL:                               Corrections Corporation of America (CXW)

STATEMENT FOR MONTH/YEAR:                             July 2002

OTHER REPORTING PERSONS:

1.  Millennium Development Partners II LLC
    c/o Millennium Partners
    1995 Broadway
    New York, NY 10023

    By:  /s/ Steven L. Hoffman
        -------------------------
        Name:   Steven L. Hoffman
        Title:  Vice President

2.  Christopher M. Jeffries
    c/o Millennium Partners
    1995 Broadway
    New York, NY 10023

    /s/ Christopher M. Jeffries
   ----------------------------

                                                                                                                 Page 4 of 4 Pages